Exhibit 99.1

Bank of the Ozarks, Inc. Announces Third Quarter 2012 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 11, 2012--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended September 30, 2012 was $19.3 million, a 2.0% increase from $18.9 million for the third quarter of 2011. Diluted earnings per common share for the third quarter of 2012 were $0.55, unchanged from $0.55 for the third quarter of 2011.

For the nine months ended September 30, 2012, net income totaled $56.4 million, a 32.7% decrease from net income of $83.8 million for the first nine months of 2011. Diluted earnings per common share for the first nine months of 2012 were $1.62, a 33.3% decrease from $2.43 for the first nine months of 2011.

The Company made no FDIC-assisted acquisitions during the first nine months of 2012, and its results for the third quarter and first nine months of 2012 did not include any bargain purchase gains or any acquisition or conversion costs related to its seven previous FDIC-assisted acquisitions. The Company’s results for the third quarter of 2011 included after-tax costs of $0.7 million, or $0.02 per diluted common share, related to completion of systems conversions for acquisitions previously made. The Company’s results for the first nine months of 2011 included three FDIC-assisted acquisitions which resulted in a gain, net of acquisition and conversion costs, of approximately $36.6 million after taxes, or approximately $1.06 of diluted earnings per common share.

The Company’s annualized returns on average assets and average common stockholders’ equity for the third quarter of 2012 were 2.05% and 16.40%, respectively, compared to 1.91% and 18.97%, respectively, for the third quarter of 2011. Annualized returns on average assets and average common stockholders’ equity for the first nine months of 2012 were 2.00% and 16.73%, respectively, compared to 3.01% and 31.01%, respectively, for the first nine months of 2011.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our excellent results for the quarter just ended. Our net interest margin continued to be among the best in the industry, and non-interest income included record income from service charges on deposit accounts and excellent mortgage lending income. We achieved good growth in non-covered loans and leases, giving us our fifth consecutive quarter of growth in non-covered loans and leases. Several of our asset quality ratios reached their best levels in over four years.”

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”), were $2.03 billion at September 30, 2012, a 9.1% increase compared to $1.86 billion at September 30, 2011. Including covered loans, total loans and leases were $2.69 billion at September 30, 2012, a 1.4% decrease from $2.72 billion at September 30, 2011.

Mr. Gleason stated, “During the quarter just ended, our balance of loans and leases outstanding, excluding covered loans, increased $51 million, and our unfunded balance of closed loans increased $143 million from $554 million at June 30, 2012 to $697 million at September 30, 2012. The increase in our unfunded balance of closed loans has favorable implications for further growth in the balance of loans and leases outstanding in future quarters.”

Deposits were $2.89 billion at September 30, 2012, a 5.1% decrease compared to $3.05 billion at September 30, 2011.

Total assets were $3.82 billion at September 30, 2012, a 2.8% decrease compared to $3.93 billion at September 30, 2011.

Common stockholders’ equity was $478 million at September 30, 2012, a 17.4% increase from $407 million at September 30, 2011. Book value per common share was $13.78 at September 30, 2012, a 16.1% increase from $11.87 at September 30, 2011. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets increased to 12.50% as of September 30, 2012, compared to 10.35% as of September 30, 2011. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 12.25% as of September 30, 2012 compared to 10.06% as of September 30, 2011.

NET INTEREST INCOME

Net interest income for the third quarter of 2012 increased 0.2% to $44.4 million compared to $44.3 million for the third quarter of 2011 and increased 5.1% compared to $42.3 million in the second quarter of 2012. Net interest margin, on a fully taxable equivalent (“FTE”) basis, increased seven basis points to 5.97% in the third quarter of 2012 compared to 5.90% in the third quarter of 2011, and increased 13 basis points compared to 5.84% in the second quarter of 2012. Average earning assets were $3.10 billion in the third quarter of 2012 compared to $3.13 billion in the third quarter of 2011 and $3.06 billion in the second quarter of 2012.

Net interest income for the first nine months of 2012 was $130.6 million, a 6.3% increase from $122.9 million for the first nine months of 2011. The Company’s net interest margin (FTE) for the first nine months of 2012 was 5.93%, a 16 basis point increase from 5.77% for the first nine months of 2011. Average earning assets were $3.09 billion for the first nine months of 2012 compared to $3.01 billion in the first nine months of 2011.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2012 decreased 9.8% to $14.5 million compared to $16.1 million for the third quarter of 2011. Non-interest income for the first nine months of 2012 was $44.0 million, a 57.7% decrease from $104.1 million for the first nine months of 2011. Results for the first nine months of 2011 included a pre-tax bargain purchase gain of $65.7 million on three FDIC-assisted acquisitions.

Service charges on deposit accounts increased 5.6% to a record $5.00 million in the third quarter of 2012 compared to $4.73 million in the third quarter of 2011. Service charges on deposit accounts were $14.60 million for the first nine months of 2012, an 11.0% increase from $13.16 million for the first nine months of 2011.

Mortgage lending income increased 105.2% to $1.67 million in the third quarter of 2012 compared to $0.82 million in the third quarter of 2011. Mortgage lending income was $4.10 million in the first nine months of 2012, a 92.5% increase from $2.13 million in the first nine months of 2011.

Trust income for the third quarter of 2012 increased 6.8% to $0.87 million compared to $0.81 million for the third quarter of 2011, but decreased 2.6% compared to $0.89 million for the second quarter of 2012. Trust income was $2.53 million in the first nine months of 2012, a 5.5% increase from $2.40 million in the first nine months of 2011.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $1.70 million in the third quarter of 2012, a decrease of 40.6% compared to $2.86 million in the third quarter of 2011. For the first nine months of 2012, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $6.04 million, a decrease of 22.4% compared to $7.78 million in the first nine months of 2011.

Other loss share income was $2.27 million in the third quarter of 2012, a decrease of 23.7% compared to $2.98 million in the third quarter of 2011. Other loss share income was $7.45 million in the first nine months of 2012, an increase of 51.1% compared to $4.93 million in the first nine months of 2011.

Net gains on sales of other assets were $1.43 million in the third quarter of 2012 compared to $1.73 million in the third quarter of 2011. Net gains on sales of other assets were $4.38 million in the first nine months of 2012 compared to $2.84 million in the first nine months of 2011. The net gains on sales of other assets in each of these periods were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

The Company had no net gains on investment securities in the third quarter of 2012 compared to $0.64 million of net gains in the third quarter of 2011. Net gains on investment securities were $0.40 million in the first nine months of 2012 compared to $0.99 million in the first nine months of 2011.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2012 decreased 9.8% to $28.7 million compared to $31.8 million for the third quarter of 2011, but increased 5.1% compared to $27.3 million for the second quarter of 2012. Non-interest expense for the third quarter of 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $1.2 million. There were no acquisition and conversion costs included in the Company’s results for the third quarter of 2012.

The Company’s efficiency ratio for the quarter ended September 30, 2012 was 47.0% compared to 50.8% for the third quarter of 2011 and 45.4% for the second quarter of 2012.

Non-interest expense for the first nine months of 2012 was $84.6 million, a 9.2% decrease from $93.2 million for the first nine months of 2011. Non-interest expense for the first nine months of 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $5.5 million. There were no acquisition and conversion costs included in the Company’s results for the first nine months of 2012.

The Company’s efficiency ratio for the first nine months of 2012 was 46.7% compared to 39.9% for the first nine months of 2011.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At September 30, 2012, the carrying value of covered loans was $653 million, foreclosed assets covered by loss share was $58 million and the FDIC loss share receivable was $175 million. At September 30, 2011, the carrying value of covered loans was $860 million, foreclosed assets covered by loss share was $73 million and the FDIC loss share receivable was $324 million.

Excluding covered loans, nonperforming loans and leases as a percent of total loans and leases improved to 0.44% as of September 30, 2012 compared to 1.22% as of September 30, 2011 and 0.50% as of June 30, 2012.

Excluding covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets improved to 0.59% as of September 30, 2012 compared to 1.45% as of September 30, 2011 and 0.63% as of June 30, 2012.

Excluding covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.62% as of September 30, 2012 compared to 1.89% as of September 30, 2011 and 0.75% as of June 30, 2012.

The Company’s net charge-offs for the third quarter of 2012 increased to $3.3 million compared to $1.5 million for the third quarter of 2011 and $2.8 million for the second quarter of 2012. The Company’s net charge-offs for the third quarter of 2012 included $1.6 million for non-covered loans and leases and $1.7 million for covered loans. The Company’s net charge-offs for the third quarter of 2011 included $1.5 million for non-covered loans and leases and none for covered loans. The Company’s net charge-offs for the second quarter of 2012 included $0.8 million for non-covered loans and leases and $2.0 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases was 0.32% for the third quarter of 2012 compared to 0.33% for the third quarter of 2011 and 0.18% for the second quarter of 2012. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.48% for the third quarter of 2012 compared to 0.22% for the third quarter of 2011 and 0.43% for the second quarter of 2012.

The Company’s net charge-offs for the first nine months of 2012 increased to $9.7 million compared to $8.6 million for the first nine months of 2011. The Company’s net charge-offs for the first nine months of 2012 included $4.5 million for non-covered loans and leases and $5.2 million for covered loans. The Company’s net charge-offs for the first nine months of 2011 included $8.6 million for non-covered loans and leases and none for covered loans.

The Company’s annualized net charge-off ratio for its non-covered loans and leases was 0.31% for the first nine months of 2012 compared to 0.63% for the first nine months of 2011. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.49% for the first nine months of 2012 compared to 0.45% for the first nine months of 2011.

For the third quarter of 2012, the Company’s provision for loan and lease losses increased to $3.1 million, which included $1.4 million for non-covered loans and leases and $1.7 million for covered loans. For the third quarter of 2011, the Company’s provision for loan and lease losses was $1.5 million, all of which was for non-covered loans and leases. For the first nine months of 2012, the Company’s provision for loan and lease losses increased to $9.2 million, which included $4.0 million for non-covered loans and leases and $5.2 million for covered loans. For the first nine months of 2011, the Company’s provision for loan and lease losses was $7.5 million, all of which was for non-covered loans and leases.

The Company’s allowance for loan and lease losses decreased to $38.7 million, or 1.90% of total non-covered loans and leases at September 30, 2012, compared to $39.1 million, or 2.10% of total non-covered loans and leases at September 30, 2011, and $38.9 million, or 1.96% of total non-covered loans and leases at June 30, 2012. The Company had no allowance for covered loans at September 30, 2012 or 2011 or June 30, 2012.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, October 12, 2012. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-438-5491 up to ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 8868246. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted acquisitions or make other acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2011 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 116 offices, including 66 Arkansas offices, 28 Georgia offices, 13 Texas offices, four Florida offices, two Alabama offices, two North Carolina offices and one South Carolina office. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	% Change	2012	2011	% Change
Income statement data:
Net interest income	$44,444	$44,336	0.2%	$130,576	$122,895	6.3%
Provision for loan and lease losses	3,080	1,500	105.3	9,212	7,500	22.8
Non-interest income	14,491	16,071	(9.8)	44,012	104,119	(57.7)
Non-interest expense	28,682	31,800	(9.8)	84,571	93,191	(9.2)
Net income available to common stockholders	19,275	18,904	2.0	56,377	83,751	(32.7)

Common stock data:
Net income per share – diluted	$0.55	$0.55	0.0%	$1.62	$2.43	(33.3)%
Net income per share – basic	0.56	0.55	1.8	1.63	2.45	(33.5)
Cash dividends per share	0.13	0.095	36.8	0.36	0.27	33.3
Book value per share	13.78	11.87	16.1	13.78	11.87	16.1
Diluted shares outstanding (thousands)	34,963	34,510		34,872	34,434
End of period shares outstanding (thousands)	34,665	34,277		34,665	34,277

Balance sheet data at period end:
Assets	$3,823,017	$3,932,145	(2.8)%	$3,823,017	$3,932,145	(2.8)%
Loans and leases not covered by loss share	2,033,005	1,863,114	9.1	2,033,005	1,863,114	9.1
Loans covered by loss share	652,798	860,425	(24.1)	652,798	860,425	(24.1)
Allowance for loan and lease losses	38,672	39,136	(1.2)	38,672	39,136	(1.2)
Foreclosed assets covered by loss share	57,632	72,740	(20.8)	57,632	72,740	(20.8)
FDIC loss share receivable	174,899	324,456	(46.1)	174,899	324,456	(46.1)
Investment securities	429,935	439,596	(2.2)	429,935	439,596	(2.2)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	5,437	7,473	(27.2)	5,437	7,473	(27.2)
Deposits	2,891,735	3,046,469	(5.1)	2,891,735	3,046,469	(5.1)
Repurchase agreements with customers	32,511	46,334	(29.8)	32,511	46,334	(29.8)
Other borrowings	280,771	289,353	(3.0)	280,771	289,353	(3.0)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	477,851	406,945	17.4	477,851	406,945	17.4
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	12,960	7,930		12,960	7,930
Loan and lease, including covered loans, to deposit ratio	92.88%	89.40%		92.88%	89.40%

Selected ratios:
Return on average assets*	2.05%	1.91%		2.00%	3.01%
Return on average common stockholders’ equity*	16.40	18.97		16.73	31.01
Average common equity to total average assets	12.50	10.05		11.94	9.72
Net interest margin – FTE*	5.97	5.90		5.93	5.77
Efficiency ratio	47.00	50.75		46.69	39.86
Net charge-offs to average loans and leases*(1)(2)	0.32	0.33		0.31	0.63
Nonperforming loans and leases to total loans and leases(1)	0.44	1.22		0.44	1.22
Nonperforming assets to total assets(1)	0.59	1.45		0.59	1.45
Allowance for loan and lease losses to total loans and leases(1)	1.90	2.10		1.90	2.10

Other information:
Non-accrual loans and leases(1)	$8,882	$22,805		$8,882	$22,805
Accruing loans and leases – 90 days past due(1)	-	-		-	-
Troubled and restructured loans and leases(1)	-	-		-	-
ORE and repossessions(1)	13,828	34,338		13,828	34,338
Impaired covered loans	31,002	-		31,002	-

* Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.
(2) Excludes net charge-offs related to loans covered by FDIC loss share agreements.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12
Earnings Summary:
Net interest income	$33,945	$36,083	$42,476	$44,336	$45,839	$43,833	$42,298	$44,444
Federal tax (FTE) adjustment	2,341	2,318	2,235	2,256	2,210	2,288	2,151	2,087
Net interest income (FTE)	36,286	38,401	44,711	46,592	48,049	46,121	44,449	46,531
Provision for loan and lease losses	(4,100)	(2,250)	(3,750)	(1,500)	(4,275)	(3,076)	(3,055)	(3,080)
Non-interest income	18,646	12,990	75,058	16,071	12,964	13,810	15,710	14,491
Non-interest expense	(25,274)	(26,192)	(35,200)	(31,800)	(29,339)	(28,607)	(27,282)	(28,682)
Pretax income (FTE)	25,558	22,949	80,819	29,363	27,399	28,248	29,822	29,260
FTE adjustment	(2,341)	(2,318)	(2,235)	(2,256)	(2,210)	(2,288)	(2,151)	(2,087)
Provision for income taxes	(6,303)	(6,004)	(28,380)	(8,220)	(7,604)	(7,950)	(8,584)	(7,883)
Noncontrolling interest	17	3	13	17	(15)	(1)	5	(15)
Net income available to common stockholders	$16,931	$14,630	$50,217	$18,904	$17,570	$18,009	$19,092	$19,275

Earnings per common share – diluted *	$0.49	$0.43	$1.46	$0.55	$0.51	$0.52	$0.55	$0.55

Non-interest Income:
Service charges on deposit accounts	$4,019	$3,838	$4,586	$4,734	$4,936	$4,693	$4,908	$5,000
Mortgage lending income	1,495	681	634	815	1,147	1,101	1,328	1,672
Trust income	888	782	803	810	811	774	888	865
Bank owned life insurance income	574	568	575	585	580	576	567	598
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	1,252	1,998	2,923	2,861	2,359	2,305	2,035	1,699
Other loss share income, net	304	971	984	2,976	1,501	1,983	3,197	2,270
Gains (losses) on investment securities	226	152	199	638	(56)	1	402	-
Gains on sales of other assets	571	407	705	1,727	899	1,555	1,397	1,425
Gains on FDIC-assisted transactions	8,859	2,952	62,756	-	-	-	-	-
Other	458	641	893	925	787	822	988	962
Total non-interest income	$18,646	$12,990	$75,058	$16,071	$12,964	$13,810	$15,710	$14,491

Non-interest Expense:
Salaries and employee benefits	$12,351	$11,647	$14,817	$14,597	$15,202	$14,052	$14,574	$15,040
Net occupancy expense	2,999	3,106	3,775	4,301	3,522	3,878	3,650	4,105
Other operating expenses	9,764	11,211	16,172	12,398	10,106	10,168	8,549	9,028
Amortization of intangibles	160	228	436	504	509	509	509	509
Total non-interest expense	$25,274	$26,192	$35,200	$31,800	$29,339	$28,607	$27,282	$28,682

Allowance for Loan and Lease Losses:
Balance at beginning of period	$40,250	$40,230	$39,225	$39,124	$39,136	$39,169	$38,632	$38,862
Net charge-offs	(4,120)	(3,255)	(3,851)	(1,488)	(4,242)	(3,613)	(2,825)	(3,270)
Provision for loan and lease losses	4,100	2,250	3,750	1,500	4,275	3,076	3,055	3,080
Balance at end of period	$40,230	$39,225	$39,124	$39,136	$39,169	$38,632	$38,862	$38,672

Selected Ratios:
Net interest margin - FTE**	5.35%	5.61%	5.80%	5.90%	6.05%	5.98%	5.84%	5.97%
Efficiency ratio	46.01	50.97	29.39	50.75	48.09	47.73	45.35	47.00
Net charge-offs to average loans and leases**(1)(2)	0.87	0.72	0.85	0.33	0.84	0.44	0.18	0.32
Nonperforming loans and leases to total loans and leases(1)	0.75	0.77	1.09	1.22	0.70	0.61	0.50	0.44
Nonperforming assets to total assets(1)	1.72	1.62	1.39	1.45	1.17	0.77	0.63	0.59
Allowance for loan and lease losses to total loans and leases(1)	2.17	2.17	2.17	2.10	2.08	2.04	1.96	1.90
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	2.02	2.19	2.47	1.89	1.56	0.86	0.75	0.62

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.
(2) Excludes net charge-offs related to loans covered by FDIC loss share agreements.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended September 30,						Nine Months Ended September 30,
	2012			2011			2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,226	$2	0.61%	$1,405	$5	1.60%	$1,138	$5	0.59%	$1,865	$31	2.21%
Investment securities:
Taxable	85,845	757	3.51	109,782	838	3.03	84,732	2,177	3.43	101,646	2,324	3.06
Tax-exempt – FTE	325,756	5,945	7.26	342,368	6,427	7.45	337,591	18,589	7.36	344,845	19,399	7.52
Loans and leases – FTE	2,003,013	29,492	5.86	1,796,113	27,799	6.14	1,932,708	85,217	5.89	1,815,004	83,734	6.17
Covered loans	682,506	15,347	8.95	884,864	19,089	8.56	731,658	47,710	8.69	744,069	48,119	8.65
Total earning assets – FTE	3,098,346	51,543	6.62	3,134,532	54,158	6.85	3,087,827	153,698	6.65	3,007,429	153,607	6.83
Non-interest earning assets	640,824			800,269			680,379			706,952
Total assets	$3,739,170			$3,934,801			$3,768,206			$3,714,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,559,520	$1,002	0.26%	$1,632,593	$2,071	0.50%	$1,561,417	$3,517	0.30%	$1,500,892	$6,854	0.61%
Time deposits of $100,000 or more	332,122	377	0.45	403,394	888	0.87	358,956	1,539	0.57	446,737	3,219	0.96
Other time deposits	422,632	533	0.50	631,347	1,430	0.90	457,445	2,082	0.61	582,906	4,294	0.99
Total interest bearing deposits	2,314,274	1,912	0.33	2,667,334	4,389	0.65	2,377,818	7,138	0.40	2,530,535	14,367	0.76
Repurchase agreements with customers	32,288	7	0.09	37,082	35	0.37	35,626	40	0.15	39,944	153	0.51
Other borrowings	301,673	2,628	3.47	283,176	2,712	3.80	295,342	8,020	3.63	291,484	8,096	3.71
Subordinated debentures	64,950	465	2.85	64,950	430	2.63	64,950	1,398	2.88	64,950	1,288	2.65
Total interest bearing liabilities	2,713,185	5,012	0.73	3,052,542	7,566	0.98	2,773,736	16,596	0.80	2,926,913	23,904	1.09
Non-interest bearing liabilities:
Non-interest bearing deposits	498,529			419,349			480,593			377,278
Other non-interest bearing liabilities	56,588			64,069			60,411			45,642
Total liabilities	3,268,302			3,535,960			3,314,740			3,349,833
Common stockholders’ equity	467,449			395,430			450,044			361,123
Noncontrolling interest	3,419			3,411			3,422			3,425
Total liabilities and stockholders’ equity	$3,739,170			$3,934,801			$3,768,206			$3,714,381

Net interest income – FTE		$46,531			$46,592			$137,102			$129,703
Net interest margin – FTE			5.97%			5.90%			5.93%			5.77%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217